Exhibit VI
NORDIC INVESTMENT BANK
Financial information
January-April 2010
(unaudited)

Nordic Investment Bank	Financial information January-April 2010

Table of contents

Key figures	3
Comments	4
Statement of comprehensive income	5
Statement of financial position	6
Changes in equity	7
Cash flow statement	8
15 June 2010

Nordic Investment Bank	Financial information January-April 2010

Key figures

(in EUR million unless otherwise noted)	Apr 2010*	Apr 2009*	Dec 2009
Net interest income	78	69	219
Core earnings**	71	62	192
Profit	59	91	324
Loans disbursed	128	744	1,954
Loan agreements	183	450	1,417
Loans outstanding	13,886	13,740	13,763
Guarantee commitments	12	17	12
New debt issues	1,589	2,370	4,137
Debts evidenced by certificates	20,532	19,177	17,998
Total assets	24,784	23,502	22,423
Equity/total assets (%)	8.5	7.7	9.1
Number of employees (persons)	176	170	178

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2009 and the notes thereto

**	Core earnings consist of the profit before adjustments to hedge accounting, realised and unrealised gains/losses of the trading portfolio, credit losses and reversals thereof.

Nordic Investment Bank	Financial information January-April 2010

Comments
NIB’s financial figures January-April 2010
In the first four months of the year, the global economy has continued to recover, but recent events have revealed that the situation is not back to normal. The large funding needs of governments have rapidly become structural in nature. In such a situation, the role of IFIs such as NIB becomes even more important.
NIB’s operational results for January-April 2010 in terms of core earnings* amounted to EUR 71 million, up from EUR 62 million during the same period last year. NIB’s profit amounted to EUR 59 million. Positive valuations both on financial instruments in NIB’s trading portfolios and in hedge accounting contribute to the profit.
NIB’s balance sheet total at the end of the period was EUR 25 billion. Loans outstanding stood at EUR 14 billion, the same as per year-end 2009. Loan disbursements amounted to EUR 128 million, compared with EUR 744 million in January-April 2009. The main reason for the slow start can be traced back to the end of 2009, when a significant acceleration of disbursements took place. Furthermore, the liquidity among corporate clients has been very good from the beginning of the year and, in combination with cautious investments, the demand for financing has somewhat decreased. Impairments to the loan book amounted to EUR 42 million as per the end of April 2010 (January-April 2009: EUR 12 million).
In its lending operations, NIB has continued to put an increasing emphasis on financing projects complying with the Bank’s mandate. Some 70% of disbursements were in the focus sectors: the environment; energy; transport, logistics and communication; and innovation.
In the current circumstances, investors’ demand for quality benefits NIB with its Nordic assets and ownership and result in relatively lower funding costs for NIB’s customers. In January, the Bank issued a successful three-year USD 1 billion benchmark bond. During January-April 2010, NIB has raised EUR 1.6 billion in seven currencies.
NIB expects the demand for its loans to increase during the rest of the year and that the steady upward trend in its core earnings will continue.
Johnny Åkerholm
President and CEO

*	Core earnings consist of the profit before adjustments to hedge accounting, realised and unrealised gains/losses of the trading portfolio, credit losses and reversals thereof.

Nordic Investment Bank	Financial information January-April 2010

Statement of comprehensive income
EUR 1,000

	Jan-Apr 2010*	Jan-Apr 2009*	Jan-Dec 2009

Interest income	137,569	269,506	603,038
Interest expense	-60,052	-200,197	-384,040

Net interest income	77,517	65,309	218,998

Commission income and fees received	1,049	2,754	8,909
Commission expense and fees paid	-937	-848	-2,843
Net profit/loss on financial operations	35,803	44,935	177,754
Foreign exchange gains and losses	641	-84	-733

Operating income	114,073	116,065	402,085

Expenses
General administrative expenses	11,126	11,050	30,601
Depreciation	1,593	1,630	5,074
Impairment of loans	42,257	12,129	42,511

Total expenses	54,977	24,809	78,186

PROFIT/LOSS FOR THE PERIOD	59,096	91,256	323,900

Value adjustments on the available-for-sale portfolio	133	-143	-3,533

Total comprehensive income	59,229	91,113	320,367

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2009 and the notes thereto

Nordic Investment Bank	Financial information January-April 2010

Statement of financial position
EUR 1,000

		30 Apr 2010*	30 Apr 2009*	31 Dec 2009
ASSETS

Cash and cash equivalents		3,017,538	4,899,201	973,837

Financial placements
Placements with credit institutions		130,709	101,609	84,954
Debt securities		5,360,432	2,610,365	5,659,220
Other		23,109	14,352	19,999

		5,514,250	2,726,325	5,764,173
Loans outstanding		13,886,369	13,739,523	13,762,661
Intangible assets		6,135	6,701	6,703
Tangible assets, property and equipment		32,825	34,670	33,457

Other assets
Derivatives		1,936,004	1,705,989	1,463,803
Other assets		41,627	16,318	28,789

		1,977,631	1,722,307	1,492,592
Payments to the Bank’s reserves, receivable		11,519	23,997	17,758
Accrued interest and fees receivable		338,150	349,073	372,289

TOTAL ASSETS		24,784,417	23,501,796	22,423,470

LIABILITIES AND EQUITY
Liabilities

Amounts owed to credit institutions
Short-term amounts owed to credit institutions		640,813	771,747	452,395
Long-term amounts owed to credit institutions		184,093	142,419	201,052

		824,906	914,166	653,447
Debts evidenced by certificates
Debt securities issued		20,294,703	18,918,718	17,775,437
Other debt		237,082	258,183	222,117

		20,531,785	19,176,901	17,997,553
Other liabilities
Derivatives		1,046,223	1,298,235	1,423,870
Other liabilities		7,525	6,475	7,747

		1,053,749	1,304,710	1,431,617
Accrued interest and fees payable		264,438	284,962	290,544

Total liabilities		22,674,878	21,680,740	20,373,161

Equity
Authorised and subscribed capital	4,141,903
of which callable capital	-3,723,302

Paid-in capital	418,602	418,602	418,602	418,602
Reserve funds
Statutory Reserve	676,807
General Credit Risk Fund	550,757
Special Credit Risk Fund PIL	395,919

	1,623,483	1,623,483	1,287,105	1,293,344
Payments to the Bank’s reserves, receivable		11,519	23,997	17,758
Other value adjustments		-3,161	96	-3,294
Profit/loss for the period		59,096	91,256	323,900

Total equity		2,109,538	1,821,056	2,050,310

TOTAL LIABILITIES AND EQUITY		24,784,417	23,501,796	22,423,470

Guarantee commitments		12,500	16,667	12,500

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2009 and the notes thereto

Nordic Investment Bank	Financial information January-April 2010

Changes in equity*
EUR 1,000

					Payments to
					the Bank’s
					Statutory
			General	Special	Reserve	Appropriation		Profit/loss
	Paid-in	Statutory	Credit	Credit Risk	and credit	to dividend	Other value	for the
	capital	Reserve	Risk Fund	Fund PIL	risk funds	payment	adjustments	period	Total

Equity at 31 December 2008	418,602	656,770	622,131	281,919	31,556	0	239	-281,273	1,729,943

Appropriations between reserve funds			-281,273					281,273	0
Paid-in capital									0
Called in authorised and subscribed capital									0
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable		7,559			-7,559				0
Comprehensive income for the period 1/1—30/4/2009							-143	91,256	91,113
Equity at 30 April 2009	418,602	664,329	340,857	281,919	23,997	0	96	91,256	1,821,056

Payments to the Bank’s Statutory Reserve and credit risk funds, receivable		6,239			-6,239				0
Comprehensive income for the period 1/5—31/12/2009							-3,390	232,644	229,254
Equity at 31 December 2009	418,602	670,568	340,857	281,919	17,758	0	-3,294	323,900	2,050,310

Appropriations between reserve funds			209,900	114,000				-323,900	0
Paid-in capital									0
Called in authorised and subscribed capital									0
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable		6,239			-6,239				0
Comprehensive income for the period 1/1—30/4/2010							133	59,096	59,229
Equity at 30 April 2010	418,602	676,807	550,757	395,919	11,519	0	-3,161	59,096	2,109,538

*	Only the year-end figures are audited, to be read in conjunction with NIB’s audited financial statements for 2009 and the notes thereto

Nordic Investment Bank	Financial information January-April 2010

Cash flow statement
EUR 1,000

	Jan-Apr 2010*	Jan-Apr 2009*	Jan-Dec 2009
Cash flows from operating activities
Profit/loss from operating activities	59,096	91,256	323,900

Adjustments:

Market value adjustment, trading portfolio	-26,313	-23,900	-135,915
Impairment on accrued interest and matured financial assets		1,164
Depreciation and write-down in value of tangible and intangible assets	1,593	1,630	5,074
Change in accrued interest and fees (assets)	34,017	16,353	-5,699
Change in accrued interest and fees (liabilities)	-26,105	-47,945	-42,364
Impairment of loans	42,257	12,129	42,511
Adjustment to hedge accounting	-3,060	-22,112	-37,661
Other adjustments to the period’s profit	-12	-12	-36

Adjustments, total	22,377	-62,695	-174,090

Lending
Disbursements of loans	-128,009	-744,316	-1,953,924
Repayments of loans	362,124	302,971	1,326,496
Realised impairment losses on loans			16,630
Capitalisations, redenominations, index adjustments etc.	-151	-271	-865
Transfer of loans to other financial placements			8,584
Transfer of loans to claims in other assets			64,423
Exchange rate adjustments	-371,426	-234,614	-204,805

Lending, total	-137,462	-676,230	-743,461

Cash flows from operating activities, total	-55,989	-647,669	-593,651

Cash flows from investing activities

Placements and debt securities
Purchase of debt securities	-1,243,559	-1,259,278	-2,934,459
Sold and matured debt securities	1,623,429	1,143,426	2,292,851
Placements with credit institutions	-45,674	-19,702	-3,182
Other financial placements	-2,978	-337	-9,369
Exchange rate adjustments etc.	-55,930	-6,719	-2,580

Placements and debt securities, total	275,288	-142,610	-656,739

Other items
Acquisition of intangible assets	-328	-713	-2,505
Acquisition of tangible assets	-65	-364	-807
Change in other assets	-2,828	-8,195	-130,076

Other items, total	-3,220	-9,273	-133,388

Cash flows from investing activities, total	272,068	-151,883	-790,127

Cash flows from financing activities

Debts evidenced by certificates
Issues of new debt	1,588,798	2,370,276	4,136,814
Redemptions	-454,783	-1,414,159	-3,644,632
Exchange rate adjustments	1,229,621	746,604	281,597

Debts evidenced by certificates, total	2,363,636	1,702,721	773,780

Other items
Long-term placements from credit institutions	-16,959	63,312	121,945
Change in swap receivables	-344,061	-6,360	118,636
Change in swap payables	-369,429	-510,758	-487,173
Change in other liabilities	-222	1,271	2,543
Paid-in capital and reserves	6,239	7,559	13,798

Other items, total	-724,432	-444,976	-230,251

Cash flows from financing activities, total	1,639,204	1,257,745	543,529

CHANGE IN NET LIQUIDITY	1,855,283	458,194	-840,249

Opening balance for net liquidity	521,442	1,361,690	1,361,690
Closing balance for net liquidity	2,376,725	1,819,884	521,442

Additional information to the statement of cash flows
Interest income received	171,708	287,022	597,339
Interest expense paid	-86,158	-248,142	-426,403
The cash flow statement has been prepared using the indirect method and the cash flow items cannot be directly concluded from the statements of financial positions.

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2009 and the notes thereto

Nordic Investment Bank	Financial information January-April 2010

Nordic Investment Bank (NIB)
Fabianinkatu 34
P.O. Box 249
FI-00171 Helsinki, Finland
Telephone: +358 10 618 001
Fax: +358 10 618 0725
Internet: www.nib.int
E-mail: info@nib.int